                                                                  [CONSECO LOGO]

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 22, 1998)

                                  $150,000,000

                                 CONSECO, INC.

                             7 7/8% NOTES DUE 2000

                            ------------------------

     The notes will bear interest at the rate of 7 7/8% per year. Interest on the notes is payable on June 15 and December 15 of each year, beginning on June 15, 1999. The notes will mature on December 15, 2000. Conseco may redeem the notes in whole or in part at any time in the manner described in the Description of the Notes section of this prospectus supplement.

     The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. The notes will be issued only in registered form in denominations of $1,000.

                            ------------------------

                                                                      PER NOTE      TOTAL
                                                                      --------   ------------
        Public Offering Price(1).............................         99.893%    $149,839,500
        Underwriting Discount................................            .35%        $525,000
        Proceeds, before expenses, to Conseco................         99.543%    $149,314,500

        (1) Plus accrued interest from December 18, 1998, if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about December 18, 1998. The notes have been approved for clearance through the Cedelbank and Euroclear systems.

                            ------------------------

MERRILL LYNCH & CO.
                   CHASE SECURITIES INC.
                                     LEHMAN BROTHERS
                                                   J.P. MORGAN & CO.

                            ------------------------

          The date of this prospectus supplement is December 15, 1998.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                       PROSPECTUS SUPPLEMENT
The Company.................................................     S-3
Capitalization..............................................     S-5
Ratios of Earnings to Fixed Charges and Earnings to Fixed
  Charges, Preferred Stock Dividends and Distributions on
  Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................     S-6
Use of Proceeds.............................................     S-7
Selected Consolidated Financial Data........................     S-8
Description of the Notes....................................    S-11
Underwriting................................................    S-18
Legal Matters...............................................    S-19
Experts.....................................................    S-19

                             PROSPECTUS
Available Information.......................................       3
Incorporation of Certain Documents by Reference.............       4
The Company.................................................       5
The Conseco Trusts..........................................       5
Use of Proceeds.............................................       6
Ratios of Earnings to Fixed Charges, Earnings to Fixed
  Charges and Preferred Stock Dividends and Earnings to
  Fixed Charges, Preferred Stock Dividends and Distributions
  on Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................       6
Description of Debt Securities..............................       7
Description of Capital Stock................................      16
Description of Depositary Shares............................      20
Description of Warrants.....................................      23
Description of Preferred Securities of the Conseco Trusts...      23
Description of Trust Guarantees.............................      25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................      27
Plan of Distribution........................................      28
Special Note Regarding Forward-Looking Statements...........      29
Legal Matters...............................................      30
Experts.....................................................      30

                            ------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the prospectus, as well as information we previously filed with the Securities and Exchange Commission (the "Commission") and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                  THE COMPANY

BACKGROUND

     Conseco, Inc. ("Conseco" or the "Company") is a financial services holding company. Conseco develops, markets and administers supplemental health insurance, annuity, life insurance, individual and group major medical insurance, other insurance products and consumer and commercial finance products and services. Since 1982, Conseco has made 20 acquisitions. Conseco's operating strategy is to grow the insurance business within its subsidiaries by focusing its resources on the development and expansion of profitable products and strong distribution channels. Conseco has supplemented such growth by acquiring companies that have profitable niche products and strong distribution systems. Once a company has been acquired, Conseco's operating strategy has been to consolidate and streamline management and administrative functions where appropriate, to realize superior investment returns through active asset management, to eliminate unprofitable products and distribution channels, and to expand and develop the profitable distribution channels and products.

     Conseco was organized in 1979 as an Indiana corporation and commenced operations in 1982. Its executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and its telephone number is (317) 817-6100.

     Conseco continues to regularly investigate acquisition opportunities in the insurance industry, the financial services industry and other industries in which it operates. Conseco evaluates potential acquisitions based on a variety of factors, including the operating results and financial condition of the business to be acquired, its growth potential, management and personnel and the potential return on such acquisition in relation to other acquisition opportunities and the internal development of its existing business opportunities. No assurances can be given as to when, if at all, or upon what terms Conseco will make any such acquisition.

     Conseco conducts and manages its business through two segments: (i) insurance operations and (ii) finance operations.

INSURANCE OPERATIONS

     Conseco's primary insurance products include: (i) supplemental health insurance; (ii) annuities; (iii) life insurance; and (iv) individual and group major medical insurance.

     Supplemental health insurance. Our supplemental health insurance products include Medicare supplement, long-term care and specified disease insurance. Medicare is a federal health insurance program for disabled persons and senior citizens (age 65 and older). Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as deductibles and coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. Long-term care products provide coverage, within prescribed limits, for nursing home, home health care, or a combination of both nursing home and home health care expenses. Specified disease products such as cancer and heart/stroke insurance provide fixed or limited benefits. Payments under cancer insurance policies are generally made directly to, or at the direction of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. Heart/stroke policies provide for payments directly to the policyholder for treatment of a covered heart disease, heart attack or stroke.

     Annuities. Our annuity products include fixed annuities, equity-indexed annuities and variable annuities sold through both career agents and professional independent producers. A fixed annuity is a savings vehicle in which the policyholder, or annuitant, makes one or more premium payments to the insurance company; the insurer guarantees the principal and accrues a stated rate of interest (which may vary over time) or, in the case of an equity-indexed annuity, a stated rate plus potentially additional amounts determined by reference to an equity index. Variable annuities, sold on a single- or flexible-premium basis, differ from fixed annuities in that the original principal value may fluctuate, depending on the performance of assets allocated pursuant to various investment options chosen by the contract owner.

     Life insurance. Our life insurance products include traditional life, universal life and other life insurance products sold through career agents, professional independent producers and direct response marketing.

Interest-sensitive life products include universal life products that provide whole life insurance with adjustable rates of return related to current interest rates. Traditional life policies include whole life and term life products. Under whole life policies, the policyholder generally pays a level premium over the policyholders' expected lifetime. These policies, which continue to be marketed by Conseco on a limited basis, combine insurance protection with a savings component that increases in amount gradually over the life of the policy. Term life products offer pure insurance protection for a specified period of time -- typically one, five, 10 or 20 years.

     Individual and group major medical insurance. Our major medical insurance products include individual and group policies. The premiums collected from these products increased significantly as a result of the acquisition of Pioneer Financial Services, Inc. in 1997. The profitability of these products depends largely on the overall persistency of the business in force, claim experience and expense management.

     For additional information concerning Conseco, see Conseco's Annual Report on Form 10-K for the year ended December 31, 1997 and other documents filed with the Commission and listed or described under "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

FINANCE OPERATIONS

     On June 30, 1998, Conseco completed the acquisition (the "Green Tree Merger") of Green Tree Financial Corporation ("Green Tree"). The Green Tree Merger is accounted for as a pooling of interests. Green Tree is a diversified financial services company that provides financing for manufactured homes, home equity, home improvements, consumer products and equipment and provides consumer and commercial revolving credit. Green Tree's insurance agencies market physical damage and term mortgage life insurance and other credit protection relating to the customers' contracts it services. Green Tree is the largest servicer of manufactured housing contracts in the United States. Through its principal offices in Saint Paul, Minnesota and service centers throughout the United States, Green Tree serves all 50 states.

     Green Tree pools and securitizes substantially all of the contracts it originates, retaining the servicing on the contracts. Such pools are structured into asset-backed securities which are sold in the public securities markets. In servicing the contracts, Green Tree collects payments from the borrower and remits principal and interest payments to the holder of the contract or investor certificate backed by the contracts. The availability and cost of capital in securitization transactions can materially affect the Company's results from its finance operations.

     For additional information concerning Green Tree, see the Company's Current Report on Form 8-K dated June 30, 1998, as amended, and other documents filed with the Commission and listed or described under "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at September 30, 1998, (i) as reported; (ii) as adjusted on a pro forma basis to reflect the issuance of 9.2 million of 9% Trust Originated Preferred Securities ("9% TOPrS") at $25 per security by Conseco Financing Trust VI ("Trust VI"), a wholly-owned subsidiary of the Company, in October 1998 and the application of proceeds thereof (the "9% TOPrS Transaction"); and (iii) as further adjusted on a pro forma basis to reflect the offering of the notes offered hereby (the "Notes") and the application of proceeds thereof (the "Offering"). See "Use of Proceeds." This table should be read in conjunction with the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1998 and the supplemental consolidated financial statements included in Exhibit 99.1 to the Current Report on Form 8-K of the Company dated June 30, 1998, as amended, both of which are incorporated by reference herein. Such supplemental consolidated financial statements have been prepared to give retroactive effect to the Green Tree Merger, which was completed June 30, 1998 and is accounted for as a pooling of interests. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                           SEPTEMBER 30, 1998
                                                              --------------------------------------------
                                                                                                PRO FORMA
                                                                                                 FURTHER
                                                                               PRO FORMA        ADJUSTED
                                                                            FOR THE 9% TOPRS     FOR THE
                                                              AS REPORTED    TRANSACTION(A)     OFFERING
                                                              -----------   ----------------    ---------
                                                                         (DOLLARS IN MILLIONS)
Notes payable and commercial paper:
  Finance:
    Bank credit facilities..................................   $   834.7       $   834.7        $   834.7
    Master repurchase agreements............................       636.4           636.4            636.4
    Credit facility collateralized by interest-only
      securities............................................        50.0            50.0             50.0
    Senior subordinated notes...............................       194.0           194.0            194.0
    Medium term notes.......................................       238.7           238.7            238.7
    Other...................................................         3.2             3.2              3.2
  Corporate:
    Commercial paper........................................     1,021.2           798.9            649.9
    Bank credit facilities..................................       415.3           415.3            415.3
    Notes...................................................          --              --            150.0
    Notes payable to Leucadia National Corporation..........       400.0           400.0            400.0
    Mandatory Par Put Remarketed Securities Notes...........       550.0           550.0            550.0
    Notes due 2003..........................................       250.0           250.0            250.0
    Senior notes due 2003...................................        63.5            63.5             63.5
    Senior notes due 2004...................................        24.5            24.5             24.5
    Senior notes due 2005...................................       250.0           250.0            250.0
    Subordinated notes due 2004.............................         8.1             8.1              8.1
    Convertible subordinated debentures due 2005............        17.3            17.3             17.3
    Convertible subordinated notes due 2003.................        86.0            86.0             86.0
    Other...................................................        16.5            16.5             16.5
                                                               ---------       ---------        ---------
    Total principal amount..................................     5,059.4         4,837.1          4,838.1
Unamortized net discount....................................       (16.3)          (16.3)           (17.3)
                                                               ---------       ---------        ---------
    Total notes payable and commercial paper................     5,043.1         4,820.8          4,820.8
Minority interest:
  Company-obligated mandatorily redeemable preferred
    securities of subsidiary trusts.........................     1,872.9         2,095.2          2,095.2
  Common stock of subsidiary................................          .7              .7               .7
Shareholders' equity:
  7% PRIDES, convertible preferred stock, no par value;
    4,370,000 shares authorized; 1,727,800 shares
    outstanding.............................................       105.6           105.6            105.6
  Common stock and additional paid-in capital, no par value;
    1,000,000,000 shares authorized; 313,008,983 shares
    outstanding.............................................     2,681.0         2,681.0          2,681.0
  Accumulated other comprehensive income:
    Unrealized appreciation of fixed maturity securities....       172.4           172.4            172.4
    Unrealized depreciation of other investments............       (16.6)          (16.6)           (16.6)
    Minimum pension liability adjustment....................        (3.2)           (3.2)            (3.2)
Retained earnings...........................................     2,241.9         2,241.9          2,241.9
                                                               ---------       ---------        ---------
    Total shareholders' equity..............................     5,181.1         5,181.1          5,181.1
                                                               ---------       ---------        ---------
    Total capitalization....................................   $12,097.8       $12,097.8        $12,097.8
                                                               =========       =========        =========

-------------------------
(a) In October 1998, Trust VI completed the 9% TOPrS Transaction. Proceeds from the transaction of $222.3 million (after underwriting and associated costs) were used by Trust VI to purchase a subordinated debenture from the Company. The Company then used the net proceeds to repay commercial paper.

                      RATIOS OF EARNINGS TO FIXED CHARGES
            AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     The following table sets forth the Company's ratios of earnings to fixed charges, earnings to fixed charges and preferred stock dividends and earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 1997 and for the nine months ended September 30, 1997 and 1998. Such ratios are based on the financial information contained in the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1998 and the supplemental consolidated financial statements included in
Exhibit 99.1 to the Current Report on Form 8-K of the Company dated June 30, 1998, as amended, both of which are incorporated by reference herein. Such supplemental consolidated financial statements have been prepared to give retroactive effect to the Green Tree Merger, which was completed June 30, 1998 and is accounted for as a pooling of interests.

                                              NINE MONTHS ENDED
                                                SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                              ------------------   ---------------------------------------
                                               1998       1997      1997    1996    1995    1994     1993
                                              -------   --------   ------   -----   -----   -----   ------
Ratio of earnings to fixed charges:
 As reported................................   1.66X      2.64X     2.45X   1.93X   2.04X   3.24X    2.45X
 Excluding interest on annuities and
  financial product policyholder account
  balances and interest on debt related to
  finance receivables and other
  investments(a)(b).........................   5.49X     14.98X    13.00X   7.80X   7.36X   9.28X   13.09X
Ratio of earnings (excluding nonrecurring
 charge related to Green Tree) to fixed
 charges(c):
  As reported...............................   2.43X
  Excluding interest on annuities and
   financial product policyholder account
   balances and interest on debt related to
   finance receivables and other
   investments(a)(b)........................  10.71X
Ratio of earnings to fixed charges,
 preferred stock dividends and distributions
 on Company-obligated mandatorily redeemable
 preferred securities of subsidiary trusts:
  As reported...............................   1.49X      2.35X     2.20X   1.80X   1.94X   2.84X    2.30X
  Excluding interest on annuities and
   financial product policyholder account
   balances and interest on debt related to
   finance receivables and other
   investments(a)(b)........................   3.08X      7.33X     6.72X   5.11X   5.61X   6.14X    8.44X
Ratio of earnings (excluding nonrecurring
 charge related to Green Tree) to fixed
 charges and preferred stock dividends and
 distributions on Company-obligated
 mandatory redeemable preferred securities
 of subsidiary trusts(c):
  As reported...............................   2.18X
  Excluding interest on annuities and
   financial product policyholder account
   balances and interest on debt related to
   finance receivables and other
   investments(a)(b)........................   5.99X

---------------
(a) These ratios are included to assist the reader in analyzing the impact of interest on annuities and financial products (which is not generally required to be paid in cash in the period it is recognized) and interest on debt related to finance receivables and other investments. Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles ("GAAP"): the ratio of earnings to fixed charges or the ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.
(b) Excludes interest credited to annuity and financial products of $553.9 million and $524.6 million for the nine months ended September 30, 1998 and 1997, respectively, and $697.1 million, $668.6 million, $585.4 million, $134.7 million and $408.5 million for the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(c) These ratios are included to assist the reader in analyzing the impact of the $688 million nonrecurring charge (before taxes) recognized in the nine month period ended September 30, 1998 related to Green Tree. Such nonrecurring charge was comprised of $148 million of merger-related costs (including investment banking, accounting, legal and regulatory fees) and non-cash charges of $540 million to write down the carrying value of Green Tree's interest-only securities and servicing rights. Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with GAAP: the ratio of earnings to fixed charges or the ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

                                USE OF PROCEEDS

     The proceeds from the sale of the Notes, estimated to be approximately $149 million (after underwriting discounts and estimated offering expenses), will be used by the Company to repay commercial paper which the Company issued on various dates in December 1998. The weighted average interest rate of such commercial paper borrowings is approximately 5.30% and such borrowings must be repaid on December 18, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data for Conseco are based on and derived from, and should be read in conjunction with the Quarterly Report on Form 10-Q of the Company for the quarter ended September 30, 1998 and the supplemental consolidated financial statements and the related notes thereto of Conseco, which give retroactive effect to the Green Tree Merger. Conseco's supplemental consolidated balance sheets at December 31, 1997 and 1996, and supplemental consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995 and notes thereto were audited by PricewaterhouseCoopers LLP, independent accountants, except for the consolidated financial statements of Green Tree for such periods (which financial statements are consolidated with those of Conseco and for which separate financial data are not presented herein) which were audited by KPMG Peat Marwick LLP. Conseco's supplemental consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997 are included in Exhibit 99.1 of Conseco's Current Report on Form 8-K dated June 30, 1998, as amended, which is incorporated by reference herein. The selected consolidated financial data for Conseco set forth for the nine months ended September 30, 1998 and 1997 are unaudited; however, in the opinion of Conseco's management, the accompanying selected financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the selected financial data for such periods. The results of operations for the nine months ended September 30, 1998 may not be indicative of the results of operations to be expected for a full year. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

     The comparison of selected consolidated financial data in the table below is significantly affected by: (i) the acquisitions consummated by Conseco Capital Partners, L.P. and Conseco Capital Partners II, L.P. ("Partnership II");
(ii) the sale of Western National Corporation ("Western National"); (iii) the transactions affecting Conseco's ownership interest in Bankers Life Holding Corporation ("BLH") and CCP Insurance, Inc. ("CCP"); (iv) the acquisition of Life Partners Group, Inc. ("LPG"); (v) the acquisition of American Travellers Corporation (the "ATC Merger"); (vi) the acquisition of Transport Holdings Inc. (the "THI Merger"); (vii) the acquisition of Capitol American Financial Corporation (the "CAF Merger"); (viii) the acquisition of Pioneer Financial Services, Inc. (the "PFS Merger"); (ix) the acquisition (the "Colonial Penn Purchase") of Colonial Penn Life Insurance Company and Providential Life Insurance Company and certain other assets (collectively referred to as "Colonial Penn"); and (x) the acquisition of Washington National Corporation (the "WNIC Merger"). Conseco did not have unilateral control to direct all of CCP's activities during 1993 and 1994 and, therefore, did not consolidate the financial statements of CCP with the financial statements of Conseco. As a result of the purchase by Conseco of all the shares of common stock of CCP it did not already own on August 31, 1995, the financial statements of CCP's subsidiaries are consolidated with the financial statements of Conseco, effective January 1, 1995. Conseco has included BLH in its financial statements since November 1, 1992. Through December 31, 1993, the financial statements of Western National were consolidated with the financial statements of Conseco. Following the completion of the initial public offering of Western National (and subsequent disposition of Conseco's remaining equity interest in Western National), the financial statements of Western National were no longer consolidated with the financial statements of Conseco. As of September 29, 1994, Conseco began to include in its financial statements the newly acquired Partnership II subsidiary, American Life Holdings, Inc. As of July 1, 1996, Conseco began to include in its financial statements its newly acquired subsidiary, LPG. Effective December 31, 1996, Conseco began to include in its financial statements its subsidiaries acquired in the ATC Merger and the THI Merger. As of January 1, 1997 Conseco began to include in its financial statements its subsidiaries acquired in the CAF Merger. As of April 1, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the PFS Merger. Effective September 30, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the Colonial Penn Purchase. Effective December 1, 1997, Conseco began to include in its financial statements its subsidiaries acquired in the WNIC Merger. Such business combinations are described in the notes to the consolidated financial statements included in Conseco's supplemental consolidated financial statements included in Exhibit
99.1 of the Current

Report on Form 8-K of the Company dated June 30, 1998, as amended, which is incorporated herein by reference.

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                  1998        1997        1997        1996        1995        1994        1993
                                                  ----        ----        ----        ----        ----        ----        ----
                                                                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Insurance policy income.......................  $ 2,969.0   $ 2,440.9   $ 3,410.8   $ 1,654.2   $ 1,465.0   $ 1,285.6   $ 1,293.8
Net investment income:
  Assets held by insurance subsidiaries.......    1,556.6     1,314.7     1,825.3     1,302.5     1,142.6       385.7       896.2
  Finance receivables and other...............      175.8       141.4       194.6       138.1       124.7        78.1        57.7
  Interest-only securities....................      103.8        88.9       125.8        77.2        51.3        33.3        54.8
Gain on sale of finance receivables...........      543.8       568.7       589.0       388.1       443.3       318.6       201.5
Net investment gains (losses).................      141.8       137.3       266.5        60.8       204.1       (30.5)      242.6
    Total revenues............................    5,745.8     4,872.1     6,656.4     3,789.8     3,561.2     2,357.6     3,002.3
Interest expense:
  Corporate...................................      120.6        76.0       109.4       108.1       119.4        59.3        58.0
  Finance and investment borrowings...........      212.2       129.1       202.9        92.1        79.5        49.3        61.8
    Total benefits and expenses...............    5,152.7     3,659.7     5,170.7     2,974.0     2,738.5     1,732.9     2,192.0
Income before income taxes, minority interest
  and extraordinary charge....................      593.1     1,212.4     1,485.7       815.8       822.7       624.7       810.3
Minority interest:
  Distributions on Company-obligated
    mandatorily redeemable preferred
    securities of subsidiary trusts...........       60.4        34.6        49.0         3.6          --          --          --
Extraordinary charge on extinguishment of
  debt, net of tax............................       42.6         6.2         6.9        26.5         2.1         4.0        11.9
Net income(a).................................      203.0       712.3       866.4       452.2       470.9       330.5       413.1
Preferred stock dividends and charge related
  to induced conversions of convertible
  preferred stock.............................        6.0        19.9        21.9        27.4        18.4        18.6        20.6
Net income applicable to common stock.........      197.0       692.4       844.5       424.8       452.5       311.9       392.5
PER SHARE DATA(b)
Net income, basic.............................        .63        2.23        2.72        1.85        2.19        1.39        1.82
Net income, diluted(a)........................        .60        2.06        2.52        1.69        2.03        1.32        1.63
Dividends declared per common share...........       .390        .188        .313        .083        .046        .125        .075
Book value per common share outstanding.......      16.22       15.75       16.45       13.47        8.52        5.58        6.27
Shares outstanding at period end..............      313.0       312.8       310.0       293.4       205.2       212.7       224.1
Weighted average shares outstanding for
  diluted earnings............................      327.1       338.6       338.7       267.7       232.3       250.5       251.8

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                  1998        1997        1997        1996        1995        1994        1993
                                                  ----        ----        ----        ----        ----        ----        ----
                                                                  (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET -- AT PERIOD END
Total assets..................................  $42,628.3   $37,773.0   $40,682.7   $28,692.7   $19,510.1   $12,302.3   $15,266.3
Notes payable and commercial paper:
  Corporate...................................    3,091.3     2,369.7     2,354.9     1,094.9       871.4       191.8       413.0
  Finance.....................................    1,951.8     1,845.4     1,863.0       762.5       383.6       309.3       515.0
  Notes payable of affiliates, not direct
    obligations of Conseco....................         --          --          --          --       584.7       611.1       290.3
Total liabilities.............................   35,573.6    31,823.7    34,084.2    23,778.2    17,075.1    10,509.2    13,350.8
Minority interest in consolidated
  subsidiaries:
  Company-obligated mandatorily redeemable
    preferred securities of subsidiary
    trusts....................................    1,872.9       900.0     1,383.9       600.0          --          --          --
  Preferred stock.............................         --          --          --        97.0       110.7       130.1          --
  Common stock................................         .7          .7          .7          .7       292.6       191.6       223.8
Shareholders' equity..........................    5,181.1     5,048.6     5,213.9     4,216.8     2,031.7     1,471.4     1,691.7
OTHER FINANCIAL DATA(c)
Premiums collected(d).........................    4,460.2     3,639.3     5,055.7     3,280.2     3,106.5     1,879.1     2,140.1
Operating earnings(e).........................      767.2       724.3       874.0       467.5       381.8       331.8       278.1
Operating earnings per diluted common
  share(b)(e).................................       2.33        2.14        2.58        1.75        1.64        1.33        1.10
Assets under management and managed
  receivables (at fair value)(f)..............   71,716.3    64,167.4    60,036.0    51,182.0    38,613.0    32,934.0    25,454.0
Shareholders' equity, excluding unrealized
  appreciation (depreciation) of fixed
  maturity securities at period end(g)........    5,008.7     4,901.4     5,036.7     4,177.0     1,919.1     1,609.1     1,604.3
Book value per common share, excluding
  unrealized appreciation (depreciation) of
  fixed maturity securities at period
  end(b)(g)...................................      15.66       15.28       15.88       13.33        7.97        6.23        5.88

-------------------------
(a) The net income of $203.0 million for the nine month period ended September 30, 1998, or 60 cents per diluted share, included a nonrecurring charge (net of taxes) of $498 million, or $1.52 per share, related to Green Tree. Such nonrecurring charge was comprised of $148 million of merger-related costs (including investment banking, accounting, legal and regulatory fees) and non-cash charges of $350 million to write down the carrying value of Green Tree's interest-only securities and servicing rights.

(b) All share and per share amounts have been restated to reflect the two-for-one stock splits paid on April 1, 1996 and February 11, 1997.

(c) Amounts under this heading are included to assist the reader in analyzing Conseco's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, invested assets, shareholders' equity or book value per share prepared in accordance with GAAP.

(d) Includes premiums received from universal life and products without mortality or morbidity risk. Such premiums are not reported as revenues under GAAP and were $1,742.7 million and $1,426.7 million in the nine months ended September 30, 1998 and 1997, respectively, and $2,099.4 million, $1,881.3 million, $1,757.5 million, $634.6 million and $891.9 million in the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(e) Operating earnings represent income before extraordinary charge, excluding net investment gains (losses) (less that portion of change in future policy benefits, amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)) and nonrecurring activities (net of income taxes).

(f) Represents: (i) the total market value of the investment portfolios managed by Conseco Capital Management, Inc. ("CCM") including assets of Conseco's subsidiaries of $28.5 billion and $26.1 billion at September 30, 1998 and 1997, respectively, and of $27.0 billion, $18.5 billion, $13.7 billion, $11.5 billion and $7.4 billion at December 31, 1997, 1996, 1995, 1994 and
    1993, respectively, and assets of unaffiliated parties of $9.6 billion and $13.3 billion at September 30, 1998 and 1997, respectively, and of $5.1 billion, $12.6 billion, $11.0 billion, $11.6 billion and $10.9 billion at December 31, 1997, 1996, 1995, 1994 and 1993, respectively; and (ii) the total fixed and revolving credit receivables that Green Tree manages, including receivables on its balance sheet and receivables applicable to the holders of asset-backed securities sold by Green Tree.

(g) Excludes the effect of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments. Such adjustments are in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), as described in the notes to the consolidated financial statements included in Conseco's Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated herein by reference.

                              DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes (referred to in the accompanying Prospectus as the "Senior Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made.

GENERAL

     The Notes are to be issued as a separate series under an indenture, dated as of November 13, 1997 (the "Indenture"), between the Company and LTCB Trust Company, as trustee (the "Trustee"). The following summary of certain provisions of the Indenture should be read in conjunction with the "Description of Debt Securities" contained in the Prospectus. Capitalized terms not otherwise defined under the heading "Description of the Notes" have the meanings given to them in the Prospectus and the Indenture.

     The Notes will be limited to $150,000,000 in aggregate principal amount and will mature on December 15, 2000. The Notes may be redeemed prior to maturity as described below under "-- Redemption." The Notes will be unsecured and will rank pari passu with all other unsecured and unsubordinated obligations of the Company. At September 30, 1998, the Company had approximately $4 billion of such unsecured and unsubordinated indebtedness outstanding. In addition, the Company's subsidiaries had approximately $33 billion of indebtedness and liabilities outstanding at September 30, 1998, which would be structurally senior to the Notes. The Indenture does not limit the aggregate amount of Senior Debt Securities that may be issued thereunder, nor does it limit the incurrence or issuance of other secured or unsecured debt of the Company. Senior Debt Securities may be issued from time to time in one or more series up to the aggregate amount from time to time authorized by the Company for each series.

     The Notes will bear interest at the rate per annum shown on the cover page of this Prospectus Supplement from December 18, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 1999 (each an "Interest Payment Date"), to the persons in whose names such Notes were registered at the close of business on the next preceding June 1 and December 1, whether or not a Business Day (as defined below) (each a "Regular Record Date"), respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Interest payable on a Note on any Interest Payment Date or at maturity shall be the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or provided for (or from and including December 18, 1998, if no interest has been paid or provided for with respect to such Note) to, but excluding, the Interest Payment Date or the date of maturity, as the case may be. If any Interest Payment Date or the maturity date of a Note falls on a day that is not a Business Day, the payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be. "Business Day" means any day, other than a Saturday, Sunday, legal holiday, or other day on which banks in The City of New York are required or authorized by law, regulation or executive order to close.

     The provisions of Article Four of the Indenture relating to defeasance and covenant defeasance, described in the Prospectus under "Description of Debt Securities-Defeasance and Covenant Defeasance," are applicable to the Notes.

REDEMPTION

     The Notes will be redeemable as a whole or in part at the option of the Company at any time, at a redemption price equal to the sum of (a) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus (b) accrued and unpaid interest on the principal amount thereof to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company may substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

CERTAIN COVENANTS

     The Notes contain the following covenants:

     Limitations on Issuance or Disposition of Stock of Significant Subsidiaries. The Company will not, nor will it permit any Significant Subsidiary to, issue, sell or otherwise dispose of any shares of Capital Stock (other than non-voting Preferred Stock) of any Significant Subsidiary, except for (i) directors' qualifying shares; (ii) sales or other dispositions to the Company or to one or more wholly owned Significant Subsidiaries; (iii) the sale or other disposition of all or any part of the Capital Stock of any Significant

Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company's board of directors (acting in good faith); or (iv) any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Significant Subsidiary.

     Limitation on Liens. Except as provided below, neither the Company nor any Significant Subsidiary may incur, issue, assume or guarantee any Indebtedness secured by a Lien on any property or assets of the Company or any Significant Subsidiary, or any shares of Capital Stock of any Significant Subsidiary, without effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness which is not subordinated to the Notes) shall be secured equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured; provided, however, that this covenant shall not apply to Indebtedness secured by (i) Liens existing on the date of this prospectus supplement; (ii) Liens on property of, or on any shares of stock of, any corporation existing at the time such corporation becomes a Significant Subsidiary or merges into or consolidates with the Company or a Significant Subsidiary; (iii) Liens on property or on shares of stock existing at the time of acquisition thereof by the Company or any Significant Subsidiary; (iv) Liens to secure the financing of the acquisition, construction or improvement of property, or the acquisition of shares of stock by the Company or any Significant Subsidiary, provided that such Liens are created not later than one year after such acquisition or, in the case of property, no later than one year after completion of construction or commencement of commercial operation, whichever is later, are limited to the property acquired, constructed or improved or the shares of stock acquired and do not secure indebtedness in excess of the cost of such acquisition, construction or improvement; (v) Liens in favor of the Company or any Subsidiary; (vi) Liens in favor of, or required by, governmental authorities; and (vii) any extension, renewal or replacement as a whole or in part, of any Lien referred to in the foregoing clauses (i) to (vi) inclusive; provided, however, that (a) such extension, renewal or replacement Lien shall be limited to all or a part of the same property or shares of stock that secured the Lien extended, renewed or replaced and (b) the Indebtedness secured by such Lien at such time is not so increased.

     The restrictions in the immediately preceding paragraph do not apply if, immediately after the incurrence, issuance, assumption or guarantee of any Indebtedness secured by a Lien, the aggregate principal amount of such secured Indebtedness (other than Indebtedness secured by Liens described in clauses (i) to (vii), inclusive, of the immediately preceding paragraph) would not exceed 10% of Consolidated Capitalization.

     Neither the Notes nor the Indenture contain any provisions other than the foregoing which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. Neither the Notes nor the Indenture contain any financial ratios, or specified levels of net worth or liquidity to which the Company must adhere. In addition, neither the Notes nor the Indenture contain any provision which would require the Company to repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Notes.

BOOK-ENTRY NOTES -- REGISTRATION, TRANSFER AND PAYMENT OF INTEREST AND PRINCIPAL

  The Depositary, Cedelbank and Euroclear

     Upon issuance, the Notes will be represented by one or more fully registered global notes (the "Global Notes"). Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto (the "Depositary"), as Depositary, and registered in the name of Cede & Co. (the Depositary's partnership nominee). Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Note may be transferred except as a whole by the Depositary to a nominee of such Depositary. Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Cedelbank, societe anonyme ("Cedelbank"), and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     So long as the Depositary, or its nominee, is a registered owner of a Global Note, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture. Except as provided below, the actual owners of the Notes represented by a Global Note (the "Beneficial Owners") will not be entitled to have the Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or Holders thereof under the Indenture, including for purposes of receiving any reports delivered by the Company or the Trustee pursuant to the Indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a "Participant"), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders that an owner of a beneficial interest is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or the Trustee. Under such circumstances, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual definitive Notes in exchange for all the Global Notes representing such Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes of any series represented by Global Notes and, in such event, will issue individual definitive Notes in exchange for all the Global Notes representing the Notes of such series. Individual definitive Notes so issued will be issued in denominations of $1,000 and any larger amount that is an integral of $1,000 and registered in such names as the Depositary shall direct.

     The following is based on information furnished by the Depositary:

     The Depositary will act as securities depositary for the Notes. The Notes will be issued as fully registered notes registered in the name of Cede & Co. (the Depositary's partnership nominee). One or more fully registered Global Notes will be issued in the aggregate principal amount of the Notes, and will be deposited with the Depositary.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     Purchases of Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as provided above.

     To facilitate subsequent transfers, all Notes deposited with the Depositary are registered in the name of the Depositary's partnership nominee, Cede & Co. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the Depositary nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and/or interest payments on the Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of the Depositary, the Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to the Depositary is the responsibility of the Company or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

     Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

     Distributions with respect to the Notes held beneficially through Cedelbank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

  Global Clearance and Settlement Procedures

     Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between the Depositary Participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of Notes received in Cedelbank or Euroclear as a result of a transaction with a Depositary Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of Notes by or through a Cedel Participant or a Euroclear Participant to a Depositary Participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Notes.

     "Capital Lease Obligations" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, including any Preferred Stock.

     "Consolidated Capitalization" means the sum of the Company's consolidated shareholders' equity, redeemable preferred stock and preferred securities in any trust, partnership, corporation or other entity of which more than 50% of the voting equity is owned directly or indirectly by the Company, including, without limitation, the trust securities issued by Conseco Financing Trust I, Conseco Financing Trust II, Conseco Financing Trust III, Conseco Financing Trust IV, Conseco Financing Trust V and Conseco Financing Trust VI.

     "Indebtedness" means (i) any liability of any Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit (other than letters of credit obtained in the ordinary course of business), or
(2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than accounts payable or other indebtedness to trade creditors arising in the ordinary course of business), or
(3) for the payment of money relating to a Capital Lease Obligation; (ii) any liability of others described in the preceding clause (i) that the Person has guaranteed or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of types referred to in clauses (i) and (ii) above.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock or limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Significant Subsidiary" means any Subsidiary with net earnings which constituted at least 20% of the Company's consolidated total net earnings, as determined as of the date of the Company's most recently prepared quarterly financial statements for the 12-month period then ended.

     "Stated Maturity," when used with respect to any security or any installment of interest on any security, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest, respectively, is finally due and payable, except as otherwise provided in the case of Capital Lease Obligations.

     "Subsidiary" means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned directly or indirectly by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc. (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the respective principal amounts of the Notes set forth opposite their names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                                 PRINCIPAL
                                                                 AMOUNT OF
                        UNDERWRITER                                NOTES
                        -----------                              ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    $ 75,000,000
Chase Securities Inc. ......................................      25,000,000
Lehman Brothers Inc. .......................................      25,000,000
J.P. Morgan Securities Inc. ................................      25,000,000
                                                                ------------
             Total..........................................    $150,000,000
                                                                ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of .2% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Company has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the development or liquidity of a trading market for the Notes.

     Until the distribution of the Notes is completed, the rules of the Commission may limit the ability of the Underwriters to bid for and purchase the Notes. As an exception to these rules, the Underwriters will be permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the Underwriters create a short position in the Notes in connection with this offering, i.e., if they sell more of the Notes than are set forth on the cover page of this prospectus supplement, they may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions. Any such transactions, once commenced, may be discontinued at any time without notice.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     In the ordinary course of business, the Underwriters and affiliates thereof have engaged and may in the future engage in investment banking or commercial banking transactions with the Company and certain of its affiliates.

                                 LEGAL MATTERS

     The validity of the Notes will be passed upon on behalf of the Company by John J. Sabl, Executive Vice President and General Counsel of the Company. Mr. Sabl is a full-time employee and an officer of the Company and owns 80,000 shares of Company Common Stock and holds options to purchase 450,000 shares of Company Common Stock. Locke Reynolds Boyd & Weisell, Indianapolis, Indiana, will pass upon certain legal matters on behalf of the Company. Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. represents the Company from time to time in connection with certain legal matters.

                                    EXPERTS

     The supplemental consolidated financial statements of the Company (included in Exhibit 99.1 of Conseco's Current Report on Form 8-K dated June 30, 1998, as amended) as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, which are incorporated by reference in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, except for the consolidated financial statements of Green Tree for such periods (which financial statements are consolidated with those of Conseco and for which separate financial data are not presented herein) which were audited by KPMG Peat Marwick LLP. The report of PricewaterhouseCoopers LLP on the supplemental consolidated financial statements as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997, is incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Green Tree as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 (included in Conseco's Current Report on Form 8-K dated June 30, 1998, as amended, which is incorporated by reference in this prospectus supplement), have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

                                 $2,000,000,000

                                 CONSECO, INC.
    DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK, STOCK
             PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                           CONSECO FINANCING TRUST V
                           CONSECO FINANCING TRUST VI
                          CONSECO FINANCING TRUST VII
           PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                                BY CONSECO, INC.
                            ------------------------

     Conseco, Inc., an Indiana corporation ("Conseco" or the "Company"), may offer and sell from time to time, in one or more series, (i) its debt securities, consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of Conseco (the "Debt Securities"), (ii) shares of its preferred stock, no par value per share ("Preferred Stock"), which may be represented by depositary shares (the "Depositary Shares") as described herein, (iii) shares of its common stock, no par value per share ("Common Stock"), (iv) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase shares of Common Stock, (v) Stock Purchase Units, each representing ownership of a Stock Purchase Contract and Preferred Securities (as defined herein) or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligation to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units") and (vi) warrants to purchase Debt Securities, Preferred Stock, Common Stock or other securities or rights ("Warrants").

     Conseco Financing Trust V, Conseco Financing Trust VI and Conseco Financing Trust VII (each, a "Conseco Trust"), statutory business trusts formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing preferred undivided beneficial interests in the assets of the respective Conseco Trusts ("Preferred Securities"). The payment of periodic cash distributions ("Distributions") with respect to Preferred Securities out of moneys held by each of the Conseco Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each, a "Trust Guarantee"). See "Description of Preferred Securities" and "Description of Trust Guarantees." The Company's obligations under the Trust Guarantees will rank junior and subordinate in right of payment to all other liabilities of the Company and pari passu with its obligations under the most senior preferred or preference stock of the Company. See "Description of Trust Guarantees -- Status of the Trust Guarantees." Subordinated Debt Securities (as defined herein) may be issued and sold by the Company in one or more series to a Conseco Trust or a trustee of such Conseco Trust in connection with the investment of the proceeds from the offering of Preferred Securities and Common Securities (as defined herein) of such Conseco Trust. The Subordinated Debt Securities purchased by a Conseco Trust may be subsequently distributed pro rata to holders of Preferred Securities and Common Securities in connection with the dissolution of such Conseco Trust. The Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Stock Purchase Contracts, Stock Purchase Units, Warrants and Preferred Securities are herein collectively referred to as the "Securities."

     Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying supplement to this Prospectus (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior or subordinated Debt Securities, denomination, maturity, premium, if any, interest rate (which may be fixed or variable), time and method of calculating interest, if any, place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, the currencies or currency units in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable, any terms of redemption or conversion, any sinking fund provisions, the purchase price, any listing on a securities exchange, any right of the Company to defer payment of interest on the Debt Securities and the maximum length of such deferral period and other special terms; (ii) in the case of Preferred Stock and Depositary Shares, the specific designation, stated value and liquidation preference per share and number of shares offered, the purchase price, dividend rate (which may be fixed or variable), method of calculating payment of dividends, place or places where dividends on such Preferred Stock will be payable, any terms of redemption, dates on which dividends shall be payable and dates from which dividends shall accrue, any listing on a securities exchange, voting and other rights, including conversion or exchange rights, if any, and other special terms, including whether interests in the Preferred Stock will be represented by Depositary Shares and, if so, the fraction of a share of Preferred Stock represented by each Depositary Share; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Stock Purchase Contracts, the number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof, (v) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Preferred Securities or debt obligations of third parties securing the holder's obligation to purchase the Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof; (vi) in the case of Warrants, the specific designation, the number, purchase price, exercise price and other terms thereof, any listing of the Warrants or the underlying Securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the Securities for which such Warrants may be exercised; and (vii) in the case of Preferred Securities, the specific designation, number of securities, liquidation amount per security, the purchase price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities, the specific terms and provisions of the Guarantee and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Subordinated Debt Securities of the Company.

     The offering price to the public of the Securities will be limited to U.S. $2,000,000,000 in the aggregate (or its equivalent (based on the applicable exchange rate at the time of issue), if Securities are offered for consideration denominated in one or more foreign currencies or currency units as shall be designated by the Company). The Debt Securities may be denominated in United States dollars or, at the option of the Company if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Securities of one or more classes or series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Common Stock is listed on the New York Stock Exchange under the trading symbol "CNC".

     The Securities may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution." The names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                 The date of this Prospectus is June 22, 1998.

     State insurance holding company laws and regulations applicable to the Company generally provide that no person may acquire control of the Company, and thus indirect control of its insurance subsidiaries, unless such person has provided certain required information to, and such acquisition is approved (or not disapproved) by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the Common Stock would be presumed to have acquired such control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

     NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE SECURITIES TO WHICH IT RELATES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Conseco with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Copies of such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company and the Conseco Trusts have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein or in any Prospectus Supplement concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. For further information with respect to the Company, the Conseco Trusts and the Securities, reference is hereby made to such Registration Statement, including the exhibits thereto and the documents incorporated herein by reference, which can be examined at the Commission's principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or copies of which can be obtained from the Commission at such office upon payment of the fees prescribed by the Commission.

     No separate financial statements of the Conseco Trusts have been included or incorporated by reference herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Conseco Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Conseco Trusts have and will have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their assets and investing the proceeds thereof in Subordinated Debt Securities issued by the Company, and (iii) the Company's obligations described herein and in any accompanying Prospectus Supplement, under the Declaration (as defined herein) (including the obligation to pay expenses of the Conseco Trusts), the Subordinated Indenture and any supplemental indentures thereto, the Subordinated Debt Securities issued to the Conseco Trust and the Trust Guarantees taken together, constitute a full and unconditional guarantee by the Company of payments due on the Preferred Securities. See "Description of Preferred Securities of the Conseco Trusts" and "Description of Trust Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997 including Part III thereof which is incorporated by reference from the Company's proxy statement dated April 10, 1998 for its annual meeting of shareholders (the "Company's Annual Report");

     2.   Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998;

     3. Current Reports on Form 8-K dated February 4, 1998, April 6, 1998, June 3, 1998, and June 4, 1998; and

     4. The description of the Common Stock in its Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be part hereof from the date of filing of such documents.

     Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission's rules, deemed to be "filed" with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to James W. Rosensteele, Senior Vice President, Corporate Communications, Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032 (telephone number: (317) 817-2893).

                                  THE COMPANY

     The Company is a financial services holding company. The Company develops, markets and administers supplemental health insurance, annuity, life insurance, individual and group major medical insurance and other insurance products. Since 1982, the Company has acquired 19 insurance groups. The Company's operating strategy is to grow the insurance business within its subsidiaries by focusing its resources on the development and expansion of profitable products and strong distribution channels. The Company has supplemented such growth by acquiring companies that have profitable niche products and strong distribution systems. Once an insurance company has been acquired, the Company's operating strategy has been to consolidate and streamline management and administrative functions where appropriate, to realize superior investment returns through active asset management, to eliminate unprofitable products and distribution channels, and to expand and develop the profitable distribution channels and products.

     The Company's executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032. Its telephone number is (317) 817-6100.

                               THE CONSECO TRUSTS

     Each of the Conseco Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (each a "Declaration") executed by the Company as sponsor for such trust (the "Sponsor"), and the Conseco Trustees (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on May 23, 1997. Each Conseco Trust exists for the exclusive purposes of (i) issuing and selling the Preferred Securities and common securities representing common undivided beneficial interests in the assets of such Conseco Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) using the gross proceeds from the sale of the Trust Securities to acquire the Subordinated Debt Securities and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Conseco Trust.

     Unless otherwise specified in the applicable Prospectus Supplement, each Conseco Trust has a term of up to 55 years but may terminate earlier, as provided in the Declaration. Each Conseco Trust's business and affairs will be conducted by the trustees (the "Conseco Trustees") appointed by the Company as the direct or indirect holder of all of the Common Securities. The holder of the Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Conseco Trustees of each Conseco Trust. The duties and obligations of the Conseco Trustees shall be governed by the Declaration of such Conseco Trust. A majority of the Conseco Trustees (the "Regular Trustees") of each Conseco Trust will be persons who are employees or officers of or who are affiliated with the Company. One Conseco Trustee of each Conseco Trust will be a financial institution that is not affiliated with the Company and has a minimum amount of combined capital and surplus of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in the applicable Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Conseco Trustee of each Conseco Trust will be an entity having a principal place of business in, or a natural person resident of, the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Conseco Trust and the offering of the Trust Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, the Institutional Trustee for each Conseco Trust shall be State Street Bank and Trust Company. Unless otherwise specified in the applicable Prospectus Supplement, the Delaware Trustee for each Conseco Trust shall be First Union Trust Company, National Association, and its address in the State of Delaware is One Rodney Square, 920 King Street, Wilmington, Delaware 19801. The principal place of business of each Conseco Trust shall be c/o Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-6100.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by the Company from the sale of the Securities offered hereby are expected to be used for general corporate purposes. The proceeds from the sale of Preferred Securities by the Conseco Trusts will be invested in the Subordinated Debt Securities of the Company. Except as may otherwise be described in the Prospectus Supplement relating to such Preferred Securities, the Company expects to use the net proceeds from the sale of such Subordinated Debt Securities to the Conseco Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

             RATIOS OF EARNINGS TO FIXED CHARGES, EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
            AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     The following table sets forth the Company's ratios of earnings to fixed charges, earnings to fixed charges and preferred stock dividends and earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 1997 and for the three months ended March 31, 1997 and 1998.

                                                                                    THREE MONTHS
                                                  YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                           -------------------------------------   ---------------
                                           1993    1994    1995    1996    1997     1997     1998
                                           -----   -----   -----   -----   -----   ------   ------
Ratio of earnings to fixed charges:
  As reported............................  2.19X   2.26X   1.57X   1.61X   2.04X   1.96X    2.28X
  Excluding interest on annuities and
     financial product policyholder
     account balances(1)(2)..............  8.85X   4.55X   3.80X   4.55X   7.21X   7.36X    6.26X
Ratio of earnings to fixed charges and
  preferred dividends:
     As reported.........................  2.04X   1.95X   1.50X   1.50X   1.95X   1.74X    2.25X
     Excluding interest on annuities and
       financial product policyholder
       account balances(1)(2)............  6.00X   3.14X   3.06X   3.14X   5.77X   4.07X    5.93X
Ratio of earnings to fixed charges,
  preferred dividends and distributions
  on Company-obligated mandatorily
  redeemable preferred securities of
  subsidiary trusts:
     As reported.........................  2.04X   1.95X   1.50X   1.49X   1.82X   1.65X    2.01X
     Excluding interest on annuities and
       financial product policyholder
       account balances(1)(2)............  6.00X   3.14X   3.06X   3.06X   4.20X   3.28X    4.05X

---------------
(1) These ratios are included to assist the reader in analyzing the impact of interest on annuities and financial products (which is not generally required to be paid in cash in the period it is recognized). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles ("GAAP"): the ratio of earnings to fixed charges; the ratio of earnings to fixed charges and preferred dividends; or the ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

(2) Excludes interest credited to annuity and financial products of $408.5 million, $134.7 million, $585.4 million, $668.6 million and $806.7 million for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and $173.7 million and $188.4 million for the three months ended March 31, 1997 and 1998, respectively.

                           DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby, consisting of notes, debentures and other evidences of indebtedness, are to be issued in one or more series constituting either senior Debt Securities ("Senior Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued pursuant to indentures described below (as applicable, the "Senior Indenture" or the "Subordinated Indenture", each, an "Indenture" and, together, the "Indentures"), in each case between the Company and the trustee identified therein (the "Trustee"), the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Except for the subordination provisions of the Subordinated Indenture, for which there are no counterparts in the Senior Indenture, the provisions of the Subordinated Indenture are substantially identical in substance to the provisions of the Senior Indenture that bear the same section numbers.

     The statements herein relating to the Debt Securities and the following summaries of certain general provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time), including the definitions therein of certain terms capitalized in this Prospectus. All article and section references appearing herein are to articles and sections of the applicable Indenture and whenever particular Sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

GENERAL

     The Debt Securities will be unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, nor do they limit the incurrence or issuance of other secured or unsecured debt of the Company. The Debt Securities issued under the Senior Indenture will be unsecured and will rank pari passu with all other unsecured and unsubordinated obligations of the Company. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness of the Company. See "-- Subordination under the Subordinated Indenture."

     Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including, but not limited to, the following:
(1) the title, designation and purchase price, of such Debt Securities, including whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities and whether such Debt Securities will be issued under the Senior Indenture, the Subordinated Indenture or other indenture set forth in the Prospectus Supplement; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the right, if any, of the Company to defer payment of interest on Debt Securities and the maximum length of any such deferral period; (9) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (10) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (11) the denominations in which such Debt Securities are authorized to be issued; (12) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities;
(17) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (18) any Federal income tax considerations applicable to holders of the Debt Securities; and (19) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. (Section 3.1.)

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully-registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5.)

     Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to any such Debt Securities, or to Debt Securities issued at par that are treated as having been issued at a discount, will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable Prospectus Supplement. In general, holders of such series of Debt Securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, commodity, equity index or other factor.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time, except that, at the option of the Company, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2.) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a).)

     Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2.)

     Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. (Sections 3.5 and 9.2.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5.)

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security") that will be deposited with a depository (the "Depository") or with a nominee for the Depository identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5.)

     The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Company expects that the following provisions will apply to such depository arrangements.

     Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants (as such term is defined below). Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depository for such Registered Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Security.

     So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the relevant Indenture. (Section 3.8.) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action which a holder is entitled to give or take under the relevant Indenture, the Depository would authorize the participants to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security.

     The Company expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8.)

     Unless otherwise specified in the applicable Prospectus Supplement, if the Depository for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act and a duly registered successor Depository is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.5.)

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Security may be issued in temporary or permanent form. (Section 3.4.) The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE BY THE COMPANY

     Unless otherwise specified in the applicable Prospectus Supplement, the Company shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless: (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized in the United States; (ii) the corporation formed by such consolidation or into which the Company is merged or which acquires the Company's assets substantially as an entirety expressly assumes all of the obligations of the Company under each Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing, and (iv) if, as a result of such transaction, properties or assets of the Company would become subject to an encumbrance which would not be permitted by the terms of any series of Debt Securities, the Company or the successor corporation, as the case may be, shall take such steps as are necessary to secure such Debt Securities equally and ratably with all indebtedness secured thereunder. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, shall succeed to, and be substituted for the Company under each Indenture. (Section 7.1.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

     Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities shall remain subordinated to the extent provided in Article 12 of the Subordinated Indenture). (Section 5.2.)

     Unless otherwise specified in the applicable Prospectus Supplement, Events of Default with respect to Debt Securities of any series are defined in each Indenture as being: (a) default for 30 days in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when due; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due; (c) default for 60 days after notice to the Company by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any other agreement in the Debt Securities of that series, in the Indenture or in any supplemental indenture or board resolution referred to therein under which the Debt Securities of that series may have been issued; (d) default resulting in acceleration of other indebtedness of the Company for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; and (e) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.1.) The definition of "Event of Default" in each Indenture specifically excludes a default under a secured debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement, etc.) only to the collateral pledged for repayment, and where the fair market value of such collateral does not exceed two percent of Total Assets (as defined in the Indenture) at the time of the default. Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7).)

     Each Indenture provides that the Trustee will, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided that except in the case of a Default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 6.6.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.1.)

     Each Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8.)

     Each Indenture includes a covenant that the Company will file annually with the Trustee a certificate as to the Company's compliance with all conditions and covenants of such Indenture. (Section 9.5.)

     The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security, and except in respect of an Event of Default resulting from the breach of a covenant or provision of either Indenture which, pursuant to the applicable Indenture, cannot be amended or modified without the consent of the holders of each outstanding Debt Security of such series affected. (Section 5.7.)

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of the series of Debt Securities to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the stated maturity of the Debt Securities. Certain material United States Federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

     Unless otherwise specified in the applicable Prospectus Supplement, at the end of such Extension Period, the Company shall pay all interest then accrued and unpaid together with interest thereon compounded semiannually at the rate specified for the Debt Securities to the extent permitted by applicable law ("Compound Interest"); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion of exchange provisions of such capital stock or the security being conversed or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank junior to the Debt Securities, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Trust Guarantee or the Common Guarantee (as defined herein)). Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period, including all such previous and further extensions, may not extend beyond the maturity of the Debt Securities. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but the Company may prepay at any time all or any portion of the interest accrued during an Extension Period. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debt Securities. If the Institutional Trustee shall be the sole holder of the Debt Securities, the Company shall give the Regular Trustees and the Institutional Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Preferred Securities are payable or (ii) the date the Regular Trustees are required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Preferred Securities of the record or payment date of such distribution. The Regular Trustees shall give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Institutional Trustee shall not be the sole holder of the Debt Securities, the Company shall give the holders of the Debt Securities notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Debt Securities of the record or payment date of such related interest payment.

MODIFICATION OF THE INDENTURES

     Unless otherwise specified in the applicable Prospectus Supplement, each Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants of the Company by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in bearer form; (v) to change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; or (xi) to cure any ambiguity or correct any mistake. The Subordinated Indenture also permits the Company and the Trustee thereunder to enter into such supplemental indentures to modify the subordination provisions contained in the Subordinated Debenture except in a manner adverse to any outstanding Debt Securities. (Section 8.1.)

     Unless otherwise specified in the applicable Prospectus Supplement, each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount or Index Security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security;
(vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) modify the provisions relating to the subordination of outstanding Debt Securities of any series in a manner adverse to the holders thereof; or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     The Subordinated Indenture provides that any Subordinated Debt Securities issued thereunder are subordinated in right of payment to all Senior Indebtedness to the extent provided in the Subordinated Indenture. (Section 12.1 of the Subordinated Indenture.) The Subordinated Indenture defines the term "Senior Indebtedness" as: (i) all indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which the Company is responsible or liable as guarantor or otherwise; and (iii) amendments, renewals, extensions and refundings of any such indebtedness. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Senior Indebtedness does not include (A) any indebtedness of the Company to any of its subsidiaries, (B) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business and (C) any indebtedness which by its terms is expressly made pari passu with or subordinated to the Subordinated Debt Securities. (Section 12.2 of the Subordinated Indenture.)

     If (i) the Company defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities. (Section 12.4 of the Subordinated Indenture.)

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Subordinated Indenture with respect to the indebtedness evidenced by Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. (Section 12.3 of the Subordinated Indenture.) No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of the Company. (Section 12.9 of the Subordinated Indenture.)

     Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all Subordinated Debt Securities shall have been paid in full, and such payments or distributions received by any holder of Subordinated Debt Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Subordinated Debt Securities, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Subordinated Debt Securities. (Section 12.7 of the Subordinated Indenture.)

     The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement relating to such Subordinated Debt Securities.

DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the relevant Indenture. (Article 4.) If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which Debt Securities of such series are payable. (Section 3.1.)

     In addition, with respect to the Subordinated Indenture, in order to be discharged no event or condition shall exist that, pursuant to certain provisions described under "-- Subordination under the Subordinated Indenture" above, would prevent the Company from making payments of principal of (and premium, if any) and interest on Subordinated Debt Securities at the date of the irrevocable deposit referred to above. (Section 4.6(j) of the Subordinated Indenture.)

     The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a Default or an Event of Default. (Section 4.4.) If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEES

     Unless otherwise specified in the applicable Prospectus Supplement, LTCB Trust Company will be the Trustee under the Senior Indenture, and State Street Bank and Trust Company will be the Trustee under the Subordinated Indenture. The Company may also maintain banking and other commercial relationships with each of the Trustees and their affiliates in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     At May 21, 1998 the authorized capital stock of the Company was 1,020,000,000 shares, consisting of:

     (a) 20,000,000 shares of Preferred Stock, of which 1,889,400 shares of Preferred Redeemable Increased Dividend Equity Securities, 7% PRIDES ("PRIDES"), were outstanding; and

     (b) 1,000,000,000 shares of Common Stock, of which 187,126,301 shares were outstanding.

     In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of the Company is empowered, without approval of the shareholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it including, without limitation, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting each such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Amended and Restated Articles of Incorporation of the Company, as amended (the "Articles of Incorporation").

     The Prospectus Supplement relating to an offering of Common Stock will describe terms relevant thereto, including the number of shares offered, the initial offering price, market price and dividend information.

PREFERRED STOCK

     The applicable Prospectus Supplement will describe the following terms of any Preferred Stock in respect of which this Prospectus is being delivered (to the extent applicable to such Preferred Stock): (i) the specific designation, number of shares, seniority and purchase price; (ii) any liquidation preference per share; (iii) any date of maturity; (iv) any redemption, repayment or sinking fund provisions; (v) any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined); (vi) any voting rights; (vii) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which such Preferred Stock is denominated and/or in which payments will or may be payable; (viii) the method by which amounts in respect of such Preferred Stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation; (ix) whether the Preferred Stock is convertible or exchangeable and, if so, the securities or rights into which such Preferred Stock is convertible or exchangeable (which may include other Preferred Stock, Debt Securities, Common Stock or other securities or rights of the Company (including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices) or a combination of the foregoing), and the terms and conditions upon which such conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions; (x) the place or places where dividends and other payments on the Preferred Stock will be payable; and (xi) any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     As described under "Description of Depositary Shares", the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing an interest (to be specified in the applicable Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

     All shares of Preferred Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

     Dividends. Except as provided below, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of the Company, when, as and if declared by the Board of Directors out of assets or funds of the Company legally available therefor and shall share equally on a per share basis in all such dividends and other distributions (subject to the rights of holders of Preferred Stock).

     Voting Rights. At every meeting of shareholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of Preferred Stock any action submitted to shareholders is approved if the number of votes cast in favor of such action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

     Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the business of the Company, whether voluntary or involuntary (any such event, a "Liquidation"), the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

     Miscellaneous. The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

     The transfer agent and registrar with respect to the Common Stock and the PRIDES is First Union National Bank.

     All shares of Common Stock offered hereby, or issuable upon conversion, exchange or exercise of Securities, will, when issued, be fully paid and non-assessable. The Common Stock is traded on the New York Stock Exchange under the symbol "CNC".

PRIDES

     General. The PRIDES are shares of convertible preferred stock and rank prior to the Common Stock as to payment of dividends and distribution of assets upon liquidation. The shares of PRIDES mandatorily convert into shares of Common Stock on February 1, 2000, (the "Mandatory Conversion Date"), and the Company has the option to redeem the shares of PRIDES, in whole or in part, at any time and from time to time on or after February 1, 1999 and prior to the Mandatory Conversion Date pursuant to the terms described below and payable in shares of Common Stock. In addition, the shares of PRIDES are convertible into shares of Common Stock at the option of the holder at any time prior to the Mandatory Conversion Date as set forth below.

     Dividends. Holders of shares of PRIDES are entitled to receive annual cumulative dividends at a rate per annum of 7% of the stated liquidation preference (equivalent to $4.279 per each share of PRIDES) payable quarterly in arrears on each February 1, May 1, August 1, and November 1.

     Mandatory Conversion. On the Mandatory Conversion Date, unless previously redeemed or converted, each outstanding share of PRIDES will mandatorily convert into (i) four shares of Common Stock, subject to adjustment in certain events, and (ii) the right to receive cash in an amount equal to all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date).

     Optional Redemption. Shares of PRIDES are not redeemable prior to February 1, 1999. At any time and from time to time on or after February 1, 1999 and ending immediately prior to the Mandatory Conversion Date, the Company may redeem any or all of the outstanding shares of PRIDES. Upon any such redemption, each holder will receive, in exchange for each share of PRIDES, the number of shares of Common Stock equal to the Call Price (which is the sum of (i) $62.195, declining after February 1, 1999 to $61.125 until the Mandatory Conversation Date and (ii) all accrued and unpaid dividends thereon (other than previously declared dividends payable to a holder of record as of a prior date)) divided by the current market price on the applicable date of determination, but in no event less than 3.42 shares of Common Stock, subject to adjustment. The number of shares of Common Stock to be delivered in payment of the applicable Call Price will be determined on the basis of the current market price of the Common Stock prior to the announcement of the redemption.

     Conversion at the Option of the Holder. At any time prior to the Mandatory Conversion Date, unless previously redeemed, each share of PRIDES is convertible at the option of the holder thereof into 3.42 shares of Common Stock (the "Optional Conversion Rate"), equivalent to the conversion price of $17.8728 per share of Common Stock, subject to adjustment as described herein. The right of holders to convert shares of PRIDES called for redemption will terminate immediately prior to the close of business on the redemption date.

     Voting Rights. The holders of shares of PRIDES have the right with the holders of Common Stock to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock on the basis of 4/5 of one vote for each share of PRIDES. On such matters, the holders of shares of PRIDES and the holders of Common Stock vote together as one class except as otherwise provided by law or the Articles of Incorporation. In addition, (i) whenever dividends on the shares of PRIDES or any other series of Preferred Stock with like voting rights are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, the holders of the shares of PRIDES (voting separately as a class with the holders of all other series of Preferred Stock with like voting rights that are exercisable) will be entitled to vote, on the basis of one vote for each share of PRIDES, for the election of two directors of the Company, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, and (ii) the holders of the shares of PRIDES may have voting rights with respect to certain alterations of the Articles of Incorporation and certain other matters, voting on the same basis or separately as a series.

     Liquidation Preference and Ranking. The shares of PRIDES rank prior to the Common Stock as to payment of dividends and distribution of assets upon liquidation. The liquidation preference of each share of PRIDES is an amount equal to the sum of (i) $61.125 per share and (ii) all accrued and unpaid dividends thereon.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS OF CONSECO

     Certain provisions of the Articles of Incorporation and the Bylaws of the Company (the "Bylaws") may make it more difficult to effect a change in control of the Company if the Board of Directors determines that such action would not be in the best interests of the shareholders. It could be argued, contrary to the belief of the Board of Directors, that such provisions are not in the best interests of the shareholders to the extent that they will have the effect of tending to discourage possible takeover bids, which might be at prices involving a premium over then recent market quotations for the Common Stock. The most important of those provisions are described below.

     The Articles of Incorporation authorize the establishment of a classified Board of Directors pursuant to the Bylaws. The Bylaws, in turn, provide that the Directors serve staggered three-year terms, with the members of only one class being elected in any year.

     A classified Board of Directors may increase the difficulty of removing incumbent directors, providing such directors with enhanced ability to retain their positions. A classified Board of Directors may also make the acquisition of control of the Company by a third party by means of a proxy contest more difficult. In addition, the classification may make it more difficult to replace a majority of directors for business reasons unrelated to a change in control.

     The Articles of Incorporation provide that holders of the Company's voting stock shall not be entitled to vote on certain business transactions (defined to include, among other things, certain mergers, consolidations, sales, leases, transfers or other dispositions of a substantial part of the Company's assets) with certain related persons (which includes persons beneficially owning more than 10% of the Company's outstanding voting stock), nor may such business combination transactions be effected, unless (i) the relevant business combination shall have been approved by two-thirds of the continuing directors or (ii) the aggregate amount of the cash and the fair value of any consideration other than cash to be received by any holder of the Common Stock or Preferred Stock in the business combination for each such share of Common Stock or Preferred Stock shall be at least equal to the highest per share price paid by the related person in order to acquire any shares of Common Stock or Preferred Stock, as the case may be, beneficially owned by such related person.

     As discussed above, Preferred Stock may be issued from time to time in one or more series with such rights, preferences, limitations and restrictions as may be determined by the Board of Directors. The issuance of Preferred Stock could be used, under certain circumstances, as a method of delaying or preventing a change of control of the Company and could have a detrimental effect on the rights of holders of Common Stock, including loss of voting control.

     The provisions of the Articles of Incorporation regarding the classified Board of Directors and certain business combination transactions may not be amended without the affirmative approval of holders of not less than 80% of the outstanding voting stock of the Company.

     The Bylaws may be amended by majority vote of the Board of Directors.

CERTAIN PROVISIONS OF CORPORATE AND INSURANCE LAWS

     In addition to the Articles of Incorporation and Bylaws, certain provisions of Indiana law may delay, deter or prevent a merger, tender offer or other takeover attempt of the Company.

     Under the Indiana Business Corporation Law (the "IBCL"), a director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, on communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

     The IBCL provides that no business combination (defined to include certain mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions) involving a corporation and an interested shareholder (defined to include any holder of 10% or more of such corporation's voting stock) may be entered into unless (1) it has been approved by the board of directors of the corporation or (2) (a) five years have expired since the acquisition of shares of the corporation by the interested shareholder, (b) all requirements of the corporation's articles of incorporation relating to business combinations have been satisfied and (c) either (i) a majority of shareholders of the corporation (excluding the interested shareholder) approve the business combination or (ii) all shareholders are paid fair value (as defined in the statute) for their stock. However, such law does not restrict any offer to purchase all of a corporation's shares.

     The IBCL also provides that when a target corporation (such as the Company), incorporated in Indiana and having its principal place of business, principal office or substantial assets in Indiana, has a certain threshold of ownership by Indiana residents, any acquisition which, together with its previous holdings, gives the acquiror at least 20% of the target's voting stock triggers a shareholder approval mechanism. If the acquiror files a statutorily required disclosure statement, the target's management has 50 days within which to hold a special meeting of shareholders at which all disinterested shareholders of the target (those not affiliated with the acquiror or any officer or inside director of the target) consider and vote upon whether the acquiror shall have voting rights with respect to the shares of the target held by it. Without shareholder approval, the shares acquired by the acquiror have no voting rights. If the acquiror fails to file the statutorily required disclosure statement, the target can redeem the acquiror's shares at a price to be determined according to procedures devised by the target. In order for these provisions of the IBCL not to apply to a particular Indiana company, the company must affirmatively so provide in its articles of incorporation or bylaws.

     In addition, the insurance laws and regulations of the jurisdictions in which the Company's insurance subsidiaries do business may impede or delay a business combination involving the Company.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts and is qualified in its entirety by reference to the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock, as well as the Articles of Incorporation or any required amendment thereto describing the applicable series of Preferred Stock.

GENERAL

     The Company may, as its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") to be entered into by the Company and a bank or trust company selected by the Company (the "Preferred Stock Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the fractional interest in the number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

     In the event of a distribution other than in cash in respect of the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including a public or private sale, of such property, and distribution of the net proceeds from such sale to such holders.

     The amount so distributed to record holders of Depositary Receipts in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

     If any series of Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable Prospectus Supplement relating thereto, each record holder of Depositary Receipts will have the right or obligation to convert or exchange the Depositary Shares represented by such Depositary Receipts pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

     If any series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

VOTING

     Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting any of the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of, or any election on the part of the Company to call for the redemption of, any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) that shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) that shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of Depositary Receipts at the principal office of the Preferred Stock Depositary, upon payment of any unpaid amount due the Preferred Stock Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The Deposit Agreement will provide that the form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

     Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper, and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

     The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

     The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts, at its Corporate Office and its New York Office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of the Deposit Agreement" above.

                            DESCRIPTION OF WARRANTS

GENERAL

     The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Common Stock or any combination thereof, and such Warrants may be issued independently or together with any such Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Securities (other than Preferred Securities and Common Securities) purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Securities (other than Preferred Securities and Common Securities) with which such Warrants are issued and the number of such Warrants issued with each such Security; (xi) if applicable, the date on and after which such Warrants and the related Securities (other than Preferred Securities and Common Securities) will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

           DESCRIPTION OF PREFERRED SECURITIES OF THE CONSECO TRUSTS

GENERAL

     Each Conseco Trust may issue, from time to time, only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Conseco Trust authorizes the Regular Trustees of such Conseco Trust to issue on behalf of such Conseco Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Institutional Trustee, an independent trustee, will act as indenture trustee for the Preferred Securities for purposes of compliance with the provisions of the Trust Indenture Act. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Regular Trustees in accordance with the applicable Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Preferred Securities of a Conseco Trust for specific terms of the Preferred Securities, including, to the extent applicable, (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued by such Conseco Trust, (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities issued by such Conseco Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding), (iv) any right of such Conseco Trust to defer quarterly distributions on the Preferred Securities as a result of an interest deferral right exercised by the Company on the Subordinated Debt Securities held by such Conseco Trust; (v) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative, (vi) the amount or amounts which shall be paid out of the assets of such Conseco Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of such Conseco Trust, (vii) the obligation or option, if any, of such Conseco Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option with such redemption price to be specified in the applicable Prospectus Supplement, (viii) the voting rights, if any, of Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Declaration,
(ix) the terms and conditions, if any, upon which Subordinated Debt Securities held by such Conseco Trust may be distributed to holders of Preferred Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the Declaration or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of Trust Guarantees." The Trust Guarantee issued to each Conseco Trust, when taken together with the Company's back-up undertakings, consisting of its obligations under each Declaration (including the obligation to pay expenses of each Conseco Trust), the applicable Indenture and any applicable supplemental indentures thereto and the Subordinated Debt Securities issued to any Conseco Trust will provide a full and unconditional guarantee by the Company of amounts due on the Preferred Securities issued by each Conseco Trust. The payment terms of the Preferred Securities will be the same as the Subordinated Debt Securities issued to the applicable Conseco Trust by the Company.

     Each Declaration authorizes the Regular Trustees to issue on behalf of the applicable Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Regular Trustees in accordance with the Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by each Conseco Trust will be substantially identical to the terms of the Preferred Securities issued by such Conseco Trust, and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, if an event of default under such Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The Common Securities will also carry the right to vote and to appoint, remove or replace any of the Conseco Trustees of such Conseco Trust. All of the Common Securities of each Conseco Trust will be directly or indirectly owned by the Company.

     The financial statements of any Conseco Trust that issues Preferred Securities will be reflected in the Company's consolidated financial statements with the Preferred Securities shown as Company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. In a footnote to the Company's audited financial statements there will be included statements that the applicable Conseco Trust is wholly-owned by the Company and that the sole asset of such Conseco

Trust is the Subordinated Debt Securities (indicating the principal amount, interest rate and maturity date thereof).

                        DESCRIPTION OF TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, State Street Bank and Trust Company will act as independent indenture trustee for Trust Indenture Act purposes under each Trust Guarantee (the "Preferred Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Trust Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Preferred Securities Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Conseco Trust.

GENERAL

     Unless otherwise specified in the applicable Prospectus Supplement, pursuant to each Trust Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities, the Guarantee Payments (as defined below) (except to the extent paid by such Conseco Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Conseco Trust may have or assert. The following payments or distributions with respect to the Preferred Securities (the "Guarantee Payments"), to the extent not paid by such Conseco Trust, will be subject to the Trust Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, to the extent such Conseco Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), to the extent such Conseco Trust has funds available therefor, with respect to any Preferred Securities called for redemption by such Conseco Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Conseco Trust (other than in connection with such distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities upon maturity or redemption of the Subordinated Debt Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment, to the extent such Conseco Trust has funds available therefor or (b) the amount of assets of such Conseco Trust remaining for distribution to holders of such Preferred Securities in liquidation of such Conseco Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Conseco Trust to pay such amounts to such holders.

     Each Trust Guarantee will not apply to any payment of distributions except to the extent the applicable Conseco Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Subordinated Debt Securities purchased by such Conseco Trust, such Conseco Trust will not pay distributions on the Preferred Securities issued by such Conseco Trust and will not have funds available therefor.

     The Company has also agreed to guarantee the obligations of each Conseco Trust with respect to the Common Securities (the "Common Guarantee") issued by such Conseco Trust to the same extent as the Trust Guarantee, except that, if an Event of Default under the Subordinated Indenture has occurred and is continuing, holders of Preferred Securities under the Trust Guarantee shall have priority over holders of the Common Securities under the Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     Unless otherwise specified in the applicable Prospectus Supplement, in each Trust Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Conseco Trust remain outstanding, if there shall have occurred any event of default under such Trust Guarantee or under the Declaration of such Conseco Trust, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Subordinated Debt Securities issued to the applicable Conseco Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Trust Guarantee).

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no consent of such holders will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities of such Conseco Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Conseco Trust then outstanding.

EVENTS OF DEFAULT

     An event of default under a Trust Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which such Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Securities Guarantee Trustee in respect of such Trust Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Securities Guarantee Trustee under such Trust Guarantee.

     If the Preferred Securities Guarantee Trustee fails to enforce such Trust Guarantee, any record holder of Preferred Securities to which such Trust Guarantee relates may institute a legal proceeding directly against the Company to enforce the Preferred Securities Guarantee Trustee's rights under such Trust Guarantee without first instituting a legal proceeding against the applicable Conseco Trust, the Preferred Securities Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment under a Trust Guarantee, a record holder of Preferred Securities to which such Trust Guarantee relates may directly institute a proceeding against the Company for enforcement of such Trust Guarantee for such payment to the record holder of the Preferred Securities to which such Trust Guarantee relates of the principal of or interest on the applicable Subordinated Debt Securities on or after the respective due dates specified in the Subordinated Debt Securities, and the amount of the payment will be based on the holder's pro rata share of the amount due and owing on all of the Preferred Securities to which such Trust Guarantee relates. The Company has waived any right or remedy to require that any action be brought first against the applicable Conseco Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Preferred Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Preferred Securities.

     The Company will be required to provide annually to the Preferred Securities Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each outstanding Trust Guarantee and as to any default in such performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The Preferred Securities Guarantee Trustee, prior to the occurrence of a default to a Trust Guarantee, undertakes to perform only such duties as are specifically set forth in such Trust Guarantee and, after default with respect to such Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee at the request of any holder of Preferred Securities to which such Trust Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION

     Each Trust Guarantee will terminate as to the Preferred Securities issued by the applicable Conseco Trust upon full payment of the Redemption Price of all Preferred Securities of such Conseco Trust, upon distribution of the Subordinated Debt Securities held by such Conseco Trust to the holders of all of the Preferred Securities of such Conseco Trust or upon full payment of the amounts payable in accordance with the Declaration of such Conseco Trust upon liquidation of such Conseco Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Conseco Trust must restore payment of any sums paid under such Preferred Securities or such Trust Guarantee.

STATUS OF THE TRUST GUARANTEES

     The Trust Guarantees will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Subordinated Debt Securities, except those liabilities of the Company made pari passu or subordinate by their terms,
(ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Trust Guarantee relating thereto.

     Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     The Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock, Preferred Stock or Depositary Shares at a future date or dates. The consideration per share of Common Stock, Preferred Stock or Depositary Shares may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock

Purchase Contracts may be issued separately or as a part of units ("Stock Purchase Units") consisting of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the Common Stock, Preferred Stock or Depositary Shares under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                              PLAN OF DISTRIBUTION

     The Company and/or any Conseco Trust may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

     The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Securities and the proceeds to the Company and/or a Conseco Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the applicable Conseco Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

     If Securities are sold by means of an underwritten offering, the Company and/or the applicable Conseco Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Securities of a series if any are purchased.

     If a dealer is utilized in the sales of the Securities in respect of which this Prospectus is delivered, the Company and/or the applicable Conseco Trust will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Securities may be solicited directly by the Company and/or the applicable Conseco Trust and the sale thereof may be made by the Company and/or the applicable Conseco Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by the Company and/or the applicable Conseco Trust against certain liabilities, including liabilities under the Securities Act.

     Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company and/or the applicable Conseco Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or the applicable Conseco Trust to indemnification or contribution by the Company and/or the applicable Conseco Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Conseco and its subsidiaries in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company and/or the applicable Conseco Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Securities from the Company and/or the applicable Conseco Trust at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company and/or the applicable Conseco Trust.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this Prospectus, any Prospectus Supplement or any document incorporated by reference herein relative to markets for the products of the Company or Green Tree Financial Corporation ("Green Tree") and trends in the Company's or Green Tree's operations or financial results, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, among other things: (1) general economic conditions and other factors, including prevailing interest rate levels, short-term interest rate fluctuations, stock market performance and health care inflation, which may affect the ability of the Company to sell its products, the ability of Green Tree to make loans and access capital resources, the market value of the Company's or Green Tree's investments, the lapse rate and profitability of the Company's policies and the level of defaults and prepayments of loans made by Green Tree; (2) the Company's ability to achieve anticipated levels of operational efficiencies at recently acquired companies, as well as through other cost-saving initiatives; (3) customer response to new products, distribution channels and marketing initiatives; (4) mortality, morbidity, usage of health care services and other factors which may affect the profitability of the Company's insurance products; (5) changes in the Federal income tax laws and regulations which may affect the relative tax advantages of some of the Company's products; (6) increasing competition in the sale of insurance and annuities and in the consumer finance business; (7) regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products, and health care regulation affecting the Company's supplemental health insurance products; (8) the availability and terms of future acquisitions; and (9) the risk factors or uncertainties listed from time to time in any Prospectus Supplement or any document incorporated by reference herein. In addition to the above, these statements are subject to uncertainties related to the synergies, charges and expenses associated with the Green Tree Merger.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable Prospectus Supplement, the legal validity of Securities (other than the Preferred Securities) will be passed upon for the Company by John J. Sabl, Executive Vice President, General Counsel and Secretary of the Company. Mr. Sabl is a full-time employee of the Company and owns 75,000 shares and holds options to purchase 450,000 shares of Common Stock.

     Unless otherwise indicated in the applicable Prospectus Supplement, certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon for the Conseco Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Conseco Trusts.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon included therein and are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Green Tree at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in the Current Report on Form 8-K dated June 3, 1998, which is incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report, given upon authority of such firm as experts in accounting and auditing.

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                                                                  [CONSECO LOGO]
                                  $150,000,000

                                 CONSECO, INC.

                             7 7/8% NOTES DUE 2000

                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------

                              MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                                LEHMAN BROTHERS
                               J.P. MORGAN & CO.

                               DECEMBER 15, 1998

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